Exhibit 3.21

CERTIFICATE OF INCORPORATION

OF

HYDRATIGHT SWEENEY, INC.

ARTICLE 1

The name of the corporation is Hydratight Sweeney, Inc. (the “Corporation”).

ARTICLE 2

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington (New Castle County) Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE 4

The aggregate number of shares which the Corporation shall have authority to issue is one thousand (1,000), consisting of one class only, designated as “Common Stock”, $.01 par value per share.

ARTICLE 5

The name and address of the sole incorporator is:

Stephen W. Boettinger

FOLEY & LARDNER

777 East Wisconsin Avenue

Suite 3800

Milwaukee, Wisconsin 53202-5367

ARTICLE 6

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand 3rd day of November, 2000.

/s/ Stephen W. Boettinger
Stephen W. Boettinger Sole Incorporator

CERTIFICATE

FOR RENEWAL AND REVIVAL OF CERTIFICATE OF INCORPORATION

Hydratight Sweeney, Inc., a corporation organized under the laws of Delaware, the Certificate of Incorporation of which was filed in the office of the Secretary of State on the 3rd day of November, 2000 and thereafter voided for non-payment of taxes, now desiring to procure a revival of its Certificate of Incorporation, hereby certifies as follows:

1. The name borne by the corporation at the time its Certificate of Incorporation became void is Hydratight Sweeney, Inc.

2. Its registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle and the name of its registered agent at such address is The Corporation Trust Company.

3. The date when revival of the Certificate of Incorporation of this corporation is to commence is the 28th day of February, 2004, same being prior to the date the Certificate of Incorporation became void. Revival of the Certificate of Incorporation is to be perpetual.

4. This corporation was duly organized under the laws of Delaware and carried on the business authorized by its Certificate of Incorporation until the 1st day of March, 2004, at which time its Certificate of Incorporation became inoperative and void for non-payment of taxes and this Certificate of Renewal and Revival is filed by authority of the duly elected directors of the corporation with the laws of Delaware.

IN WITNESS WHEREOF, said Hydratight Sweeney, Inc., in compliance with Section 312 of Title 8 of the Delaware Code has caused this Certificate to be signed by Chad M. Waldvogel, its Assistant Secretary and Assistant Treasurer, this 11th day of May, 2005.

HYDRATIGHT SWEENEY, INC.

By:	/s/ Chad M. Waldvogal

Its:	Assistant Secretary and Assistant Treasurer

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is Hydratight Sweeney, Inc.

2. The registered office of the Corporation within the State of Delaware is hereby changed to 160 Greentree Drive, Suite 101, City of Dover 19904, County of Kent.

3. The registered agent of the Corporation within the State of Delaware is hereby changed to National Registered Agents, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.

4. The Corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on February 27, 2006

Hydratight Sweeney, Inc.

By: /s/ Terry M. Braatz
Name: Terry M. Braatz
Title: Treasurer

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HYDRATIGHT SWEENEY, INC.

HYDRATIGHT SWEENEY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:

FIRST: The Board of Directors of the corporation approved and adopted the following resolutions for amending its Certificate of Incorporation declaring it advisable and recommended that the amendment be submitted to the stockholders for their consideration:

RESOLVED, that ARTICLE FIRST of the Certificate of Incorporation of the corporation be amended in its entirety to read as follows:

FIRST: The name of the corporation is Hydratight Operations, Inc.

SECOND: The amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by unanimous written consent of its stockholders entitled to vote.

IN WITNESS WHEREOF, Hydratight Sweeney, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer this 6th day of June, 2007.

HYDRATIGHT SWEENEY, INC.

By:	/s/ Helen R. Friedli
Name:	Helen R. Friedli
Title:	Secretary